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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of our reports dated July 24, 1998 and October 21, 1998 relating to the combined financial statements and pro forma combined statement of income, respectively of Conoco, which appear in the Registration Statement of Conoco on Form S-1 (333-60119). We also consent to the incorporation by reference in this Registration Statement on Form S-1 of the reference to us under the headings "Experts" and "Selected Historical and Pro Forma Financial Information" included in the Registration Statement of Conoco on Form S-1 (333-60119). However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Historical and Pro Forma Information".

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
October 21, 1998